Exhibit 4.1

Execution Version

WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF THE UNITED STATES. THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN SUBSCRIPTION AGREEMENT DATED AS OF JANUARY ______, 2021, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE COMPANY AND LEXINTER INTERNATIONAL INC.

Earthasia International Holdings Ltd.

泛亞環境國際控股有限公司

WARRANT

Warrant No. ____	Warrant to Purchase [ ] Ordinary Shares

Earthasia International Holdings Ltd. 泛 亞 環 境 國 際 控 股 有 限 公 司 , a company organized and existing under the laws of the Cayman Islands (together with its successors, the "Company"), for value received hereby promises, subject to the terms and conditions stated herein, to issue to [           ] (the "Holder") or its successors and permitted assigns, up to [           ] Shares (as defined in Condition 1.1), subject to adjustment as provided herein, upon exercise of this Warrant in accordance with the terms hereof.

This Warrant was issued pursuant to that certain Subscription Agreement, dated as of January ____, 2021, by and between the Company and Lexinter International Inc. (as amended and modified from time to time, the "Subscription Agreement"). Except as defined in this Warrant, capitalized terms used in this Warrant and not otherwise defined shall have the same meanings set forth in the Subscription Agreement.

After delivery of an indemnity from the Holder in form and substance reasonably satisfactory to the Company, the Company agrees to issue at its own expense a replacement Warrant if this Warrant has been lost, stolen, mutilated or destroyed.

1.	Definitions

1.1	Certain Defined Terms. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Warrant shall have the respective meanings specified below.

"Adjustment Event" means any event requiring adjustment of the Exercise Price pursuant to Condition 3.

"Board Resolution" means a resolution duly adopted by the Board.

"Exercise Price" means HK$0.65 per Share, as adjusted from time to time in accordance with Condition 3.

"Expiration Date" means the fifth anniversary date of the Warrant Issue Date.

Warrant Execution Page

"Holder" means the holder of this Warrant initially as set forth above and each and any of its successors and permitted assignees.

"Listing Rules" means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

"Required Majority of Holders" means holders of the Warrant representing in the aggregate at least two-thirds of the aggregate number of Shares for which all outstanding Warrant are exercisable.

"Shares" means the ordinary shares of the Company.

"Warrant Shares" means the Shares issuable upon the exercise of this Warrant.

1.2	Interpretation.

(a)	a contract or document in this Warrant is to that contract or document as amended, novated, supplemented, restated or replaced from time to time;

(b)	any person shall include its successors in title, permitted assigns and permitted transferees;

(c)	the terms "include" and "including" shall be construed to mean "including without limitation";

(d)	any document are to be construed as references to such document as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time;

(e)	any statute or statutory provision or stock exchange listing rules include: (a) that statute or provision or listing rules as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement; (b) any past statute or statutory provision or listing rules (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and (c) any subordinate legislation made from time to time under that statute or statutory provision; and

(f)	any currency other than U.S. dollars, except for Hong Kong dollars, shall be translated into U.S. dollars at the average buying and selling rate published by The Hongkong and Shanghai Banking Corporation Limited on its website at 11am on the date of determination; Hong Kong dollars shall be translated into U.S. dollars at the exchange rate of HK$7.75 to US$1.

2.	Exercise of Warrant

2.1	Exercise; Payment of Purchase Price. This Warrant may be exercised, in whole or in part, at any time or from time to time on or prior to the Expiration Date, by surrendering to the Company at its principal office this Warrant, with the form of Election to Purchase Shares attached hereto as Exhibit A duly executed by the Holder and accompanied by payment of the aggregate Exercise Price for the number of Shares specified in such form by any or a combination of (i) wire transfer to an account designated by the Company, (ii) delivery of a certified check or bank check payable to the order of the Company or (iii) by cancellation of indebtedness. If the Expiration Date is not a Business Day, then such exercise may be made on the next succeeding Business Day.

2.2	Delivery of Shares. As soon as practicable after surrender of this Warrant and receipt of payment, the Company shall promptly issue and deliver to the Holder a certificate or certificates for the number of Shares set forth in the Election to Purchase Shares, in such name or names as may be designated by such Holder, who shall not be a connected person of the Company referred to in Condition 7.3 below, along with a check for the amount of cash to be paid in lieu of issuance of fractional shares, if any.

2.3	Partial Exercise. If this Warrant is exercised for less than all of the Shares purchasable under this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver to the Holder a new Warrant of like tenor for the balance of the Shares purchasable hereunder.

2.4	When Exercise Effective. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is surrendered to and the Purchase Price is received by the Company as provided in this Condition 2 (the "Exercise Date"), and the Person in whose name any certificate for Shares shall be issuable upon such exercise, as provided in Condition 2.2, shall be deemed to be the record holder of such Shares for all purposes on the Exercise Date.

2.5	No Fractional Shares. No fractional Shares shall be issued upon conversion of this Warrant, provided that if more than one Warrant is surrendered for conversion at one time by the same Holder, the number of fully paid Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares for which the Warrant (or specified portions thereof) so surrendered are exercisable. Instead of any fractional Share that would otherwise be issuable upon conversion of any Warrant or specified portions thereof, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to such fraction multiplied by the Exercise Price.

2.6	Restrictions on Exercise. Notwithstanding the foregoing, if solely as a result of, and to the extent that, the issue of any Shares to the Holder upon such exercise in full or part of the Warrant (the “Uncovered Shares”), (x) the Company would cease to satisfy the public float requirement under the Listing Rules, or (y) a general offer obligation under the Hong Kong Code on Takeovers and Mergers in respect of the Shares would arise, with respect only to the part of the Warrant the exercise of which would result in the Uncovered Shares shall not be exercisable until the Holder shall have taken and caused to be taken the necessary actions to sell, assign or otherwise dispose the Shares held by such Holder prior to the contemplated Exercise Date such that the issuance of the Uncovered Shares to such Holder would not result in (x) the Company ceasing to satisfy the public float requirement under the Listing Rules, or (y) a general offer obligation under the Hong Kong Code on Takeovers and Mergers in respect of the Shares arising.

3.	Adjustment of Exercise Price and Number of Shares Issuable Upon Exercise

3.1	Share Dividends. In the event that the Company makes a dividend or other distribution in Shares to holders of Shares, (a) the Exercise Price shall be reduced by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to such dividend or distribution by a fraction, the numerator of which is the number of Shares in issue at the close of business on the date fixed for such determination and the denominator of which is such number of Shares plus the total number of Shares constituting such dividend or other distribution, and (b) the number of Shares issuable upon exercise of this Warrant shall be increased as provided in Condition 3.9, such decrease in the Exercise Price and increase in the number of Shares issuable hereunder to become effective immediately prior to the opening of business on the day following the date fixed for such determination.

3.2	Subdivisions and Combinations. In the event that outstanding Shares are subdivided into a greater number of Shares, the Exercise Price in effect immediately prior to the effectiveness of such subdivision shall be proportionately reduced, and, conversely, in the event that outstanding Shares are combined into a smaller number of Shares, the Exercise Price in effect immediately prior to the effectiveness of such combination shall be proportionately increased. If the Exercise Price is reduced or increased pursuant to this Condition 3.2, the number of Shares issuable upon exercise of this Warrant shall be increased or reduced as provided in Condition 3.9. Such reduction or increase of the Exercise Price, and such increase or reduction of the number of Shares issuable hereunder, shall become effective simultaneously with the effectiveness of such subdivision or combination.

3.3	Distributions. In the event that the Company distributes to holders of Shares, by dividend or otherwise, evidences of its indebtedness, shares of any class of its capital stock, cash or other assets (including securities, but excluding (i) any dividend or distribution paid exclusively in cash out of the aggregate net profits (less losses) attributable to Shares for all financial periods after [June 30, 2020] and (ii) any dividend or distribution referred to in Condition 3.1), the Exercise Price shall be reduced by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to such distribution by a fraction, the numerator of which is (x) such then current Exercise Price less (y) the aggregate fair market value on such date of the evidences of indebtedness, shares of capital stock, cash and other assets to be distributed divided by the number of Shares in issue at the close of business on such date, and the denominator of which is such then current Exercise Price, such reduction to become effective immediately prior to the opening of business on the day following such date.

3.4	Share Reclassifications. The reclassification of Shares into securities which include securities other than Shares (other than any reclassification upon a consolidation or merger to which Condition 4.1 applies) shall be deemed to involve (i) a distribution of such securities other than Shares to all holders of Shares within the meaning of Condition 3.3 (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to such distribution" within the meaning of Condition 3.3) and (ii) a subdivision of the number of Shares in issue immediately prior to such reclassification into the number of Shares in issue immediately thereafter within the meaning of Condition 3.2 (and the effective date of such reclassification shall be deemed to be the date of effectiveness of such subdivision or combination, as the case may be, for purposes of Condition 3.2).

3.5	Rights Issues. In the event that the Company offers to holders of any Shares new Shares for subscription by way of rights, or grants to holders of Shares any options or warrants to subscribe for new Shares, at a price (“New Rights Issue Price”) that is less than the Exercise Price, the Exercise Price shall be reduced to equal the New Rights Issue Price, such adjustment to become effective (if appropriate retroactively) immediately prior to the opening of business on the next day following the record date for the offer or grant.

3.6	Issuance of Shares Below Exercise Price or New Securities for Total Effective Consideration Below Exercise Price.

(a)	In the event that the Company issues any Shares for consideration per share (“New Share Issue Price”) that is less than the Exercise Price in effect immediately prior to such issuance, the Exercise Price shall be reduced to equal the New Share Issue Price, such reduction to become effective on the date of the issuance.

(b)	In the event that the Company issues any securities that by their terms are convertible into or exchangeable for or carry rights of subscription for new Shares ("Share Equivalents") and the Total Effective Consideration per Share receivable for such Share Equivalents at the time of issuance (“New Share Equivalent Issue Price”) is less than the Exercise Price in effect immediately prior to such issuance, the Exercise Price shall be reduced to equal such New Share Equivalent Issue Price, such reduction to become effective on the date of issuance.

(c)	In the event that after the date of issuance of the Share Equivalents, the rights of conversion or exchange or subscription attached to any Share Equivalents are modified so that the Total Effective Consideration per Share receivable for such Share Equivalents (“New Share Equivalent Conversion Price”) becomes less than the Exercise Price in effect immediately prior to the effectiveness of such New Share Equivalent Conversion Price, the Exercise Price shall be reduced to equal such New Share Equivalent Conversion Price. Such adjustment shall become effective simultaneously with the effectiveness of such New Share Equivalent Conversion Price. A right of conversion or exchange or subscription shall not be treated as modified for the foregoing purposes to the extent that it is adjusted to take account of events giving rise to an adjustment of the Exercise Price pursuant to this Condition 3.

(d)	For the purposes of Condition 3, the "Total Effective Consideration" receivable for the Share Equivalents issued shall be deemed to be the consideration receivable by the Company for any such Share Equivalents plus the additional minimum consideration (if any) to be received by the Company upon (and assuming) the conversion or exchange thereof or the exercise of such subscription rights, and the "Total Effective Consideration per Share" receivable for such Share Equivalents shall initially be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) such conversion or exchange at the initial conversion or exchange rate or the exercise of such subscription rights at the initial subscription price, in each case without any deduction for any commissions, discounts or expenses paid, allowed or incurred in connection with the issuance.

3.7	Modification of Rights. Without limiting any other provision of this Condition 3, if the Company or any Subsidiary shall in any way modify the rights attached to any share or loan capital so as wholly or partly to exchange or make convertible such share or loan capital into, or attach thereto any rights to acquire, Shares, the Company shall appoint an approved auditor to consider whether any adjustment to the Exercise Price is appropriate, and if such approved auditor shall certify that any such adjustment is appropriate the Exercise Price shall be adjusted accordingly.

3.8	Other Changes. If the Company at any time proposes to take any action affecting the Shares similar to or having an effect similar to any of the actions described in any of Condition 3 (but not including any action described in any such Condition), then the Board shall consider in good faith whether any adjustment of the Exercise Price is appropriate and, if so, the amount of such adjustment. The Company shall notify the Holders of the Board's determination not less than ten (10) days prior to the effectiveness of such proposed action. If a Required Majority of Holders gives notice to the Company within thirty (30) days after delivery of such notice to the Holders, or if the Company fails to give such notice as required above, then upon the request of a Required Majority of Holders an approved auditor shall determine whether an adjustment of the Exercise Price is appropriate and, if so, the amount of such adjustment.

3.9	Adjustment of Number of Shares Issuable upon Exercise of Warrant. If the Exercise Price is adjusted pursuant to Conditions 3.1 through 3.4 (the “Adjustment Events”, each an “Adjustment Event”), the number of Shares for which this Warrant may be exercised shall be increased or reduced, as the case may be, to an amount equal to the number of Shares for which this Warrant was exercisable immediately prior to the effectiveness of such Adjustment Event multiplied by a fraction, the numerator of which is the Exercise Price in effect immediately prior to the effectiveness of such Adjustment Event and the denominator of which is the Exercise Price in effect immediately after the effectiveness of such Adjustment Event.

3.10	Value of Consideration. In case at any time any Shares or Share Equivalents are issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any Shares or Share Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, with deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith by the Board of Directors.

3.11	Limitations. The provisions of paragraphs Conditions 3.5 through 3.6 shall not apply to an issue of Shares or other securities of the Company wholly or partly convertible into, or rights to acquire, Shares to officers or employees of the Company or any of its subsidiaries pursuant to any employee or executive share scheme in existence as at the date of issue of this Warrant.

3.12	Definitions. For the purposes of Condition 3:

"announcement" shall include the release of an announcement to the press or the delivery or transmission by telephone, telex or otherwise of an announcement to HKSE, and "date of announcement" shall mean the date on which the announcement is first so released, delivered or transmitted;

"approved auditor" means an auditing firm of international repute selected by a Required Majority of Holders for the purpose of providing a specific opinion or calculation or determination hereunder;

"fair market value" of any capital stock or other assets means fair market value as determined by the Board in good faith and set forth in a Board Resolution and a written notice delivered to the Holders, provided that if, within thirty (30) days after delivery of such notice to the Holders, a Required Majority of Holders objects to such determination, the fair market value of such capital stock or other assets shall be as determined by an approved auditor;

"issue" shall include allot;

"listing" means a listing of the Shares on an internationally recognized stock exchange;

"reserves" includes unappropriated profits; and "rights" includes rights in whatsoever form issued.

3.13	Miscellaneous. No adjustment in the Exercise Price shall be required unless such adjustment (plus any other adjustments not previously made by reason of this Condition 3.13) would require an increase or decrease of at least 0.1% in the Exercise Price; provided that any adjustments which by reason of this paragraph (m) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Condition 3 shall be made to the nearest cent, to the nearest one-hundredth of a percentage point or to the nearest one-hundredth of a share, as the case may be.

3.14	Notice of Adjustments of Exercise Price. Whenever the Exercise Price is adjusted as herein provided, the Company shall compute the adjusted Exercise Price in accordance with this Condition 3 and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be delivered to each Holder. If a Required Majority of Holders gives notice to the Company objecting to such calculation or stating that, in the opinion of such Required Majority of Holders, an event has occurred that requires an adjustment to the Exercise Price pursuant to Condition 3 but no notice of adjustment has been given by the Company, an approved auditor shall be appointed within ten (10) days after delivery of such notice from the Required Majority of Holders to determine the appropriate adjustment of the Exercise Price, if any, and such determination shall be final and binding on the Company and the Holder.

4.	Provisions as to Consolidation, Merger or Sale of Assets

4.1	Provisions as to Consolidation, Merger or Sale of Assets. In case of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company where the Company is not the surviving person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares) or any sale or transfer of all or substantially all of the assets of the Company, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Holder an agreement to assume the Warrant providing that the Holder of such Warrant then outstanding shall have the right thereafter, during the period such Warrant shall be exercisable as specified in Condition 2.1, to exchange such Warrant into the kind and amount of securities, cash and other property, if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of Shares into which such Warrant might have been exchanged immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Shares

(i)   is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. Such supplemental instrument shall provide for adjustments which, for events subsequent to the effective date of such supplemental instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in Condition 3. The above provisions of this Condition 4.1 shall similarly apply to successive consolidations, mergers, sales or transfers.

5.	Covenants

5.1	Issuance of Shares. The Company shall promptly issue all Warrant Shares on the dates and in the manner provided for in the Warrant.

5.2	Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Shares, for the purpose of effecting the exercise of the Warrant, the full number of Shares then issuable upon the exercise of all outstanding Warrant pursuant to the terms and conditions hereunder.

5.3	Covenant as to Warrant Shares. The Company covenants that all Warrant Shares upon issue (i) will be validly issued and fully paid, (ii) will be free from all taxes, liens and charges with respect to the issue thereof, (iii) will rank equally and be of the same class as the Shares outstanding on the conversion date, and (iv) will be listed and continued to be traded on the Main Board of HKSE, provided that the Company shall pay all the expenses in relation to the issue of and obtaining a listing for the Warrant Shares on the HKSE. The Company further covenants that it will not increase the par value of the Shares without the prior written consent of a Required Majority of Holders.

5.4	No Dilution or Impairment. The Company will not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

5.5	Notice of Certain Corporate Actions. In the event:

(a)         the Company shall declare a share dividend (or any other distribution) on its Shares or a subdivision of the outstanding Shares; or

(b)           of any reclassification of the Shares, or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(d)          the Company shall commence a tender offer for all or a portion of the outstanding Shares (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor);

then the Company shall cause to be delivered to the Holder, at least ten (10) Business Days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such stock dividend, or, if a record is not to be taken, the date as of which the holders of Shares of record who will be entitled to such dividend are to be determined, (y) the date on which such reclassification is expected to become effective, and the date as of which it is expected that holders of Shares of record shall be entitled to exchange their Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (a) or (b) of this Condition 5.5.

5.6	Notice of Restrictions. Where exercise of Warrant pursuant to the terms and conditions hereof would result in (i) the Company not being able to satisfy the HKSE’s public shareholding requirement (i.e. 25% public float) under Rule 8.08 of the Listing Rules following such exercise, or (ii) exercise all or part of the Warrant would trigger a mandatory offer under rule 26 of the Takeovers Code on the part of the Holder and/or any person(s) acting in concerti with such Holder, the Company shall immediately notify the Holder of such restrictions on exercise upon arising thereof.

5.7	Expenses of Enforcement. The Company shall, promptly on demand, reimburse the Holder for any costs or expenses (including without limitation the fees, disbursements and other charges of counsel) reasonably incurred by the Holder in enforcing its rights under the Warrant.

6.	Amendment and Waiver

Except as otherwise expressly provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of a Required Majority of Holders; provided that no such amendment or waiver shall (i) reduce the number of Shares for which this Warrant is exercisable or (ii) reduce the period during which this Warrant is exercisable. The Company shall promptly notify all Holders of the Warrant after the making of any amendment or waiver pursuant to this Condition 6.

7.	Transfer

7.1	Transferability. Subject to Condition 7.3 below, the Holder may transfer this Warrant to one or more transferees without the Company’s consent.

7.2	Warrant Register. The Company shall maintain a register (the "Warrant Register") in its principal office for the purpose of registering of the Warrant and any transfer thereof, which register shall reflect and identify, at all these times, the ownership of any interest in the Warrant. Upon the issuance of this Warrant, the Company shall record the name of the Purchaser in the Warrant Register as the first Holder. Upon surrender for registration of transfer or exchange of this Warrant together with a properly completed and executed Form of Assignment together with the Certificate attached hereto as Exhibit B and all documents required to be provided by such Form of Assignment, at the principal office of the Company, the Company shall upon evidence as may be reasonably requested by the Company is being provided by the Holder to show that the transferee of the Warrant is not a connected person of the Company referred to in Condition 7.3 below, at its expense, execute and deliver one or more new warrants of like tenor which shall be exercisable for a like aggregate number of Warrant Shares, registered in the name of the Holder or a transferee or transferees.

7.3	None of the Warrant may be transferred to a connected person of the Issuer. In this Condition 7, "connected person" has the meaning defined in Rule 14A.06(7) of the Listing Rules.

8.	Liquidation of the Company

If the Company is being wound up, all subscription rights of this Warrant which have not been exercised by the date of passing of the requisite resolution for winding-up of the Company shall lapse and any certificate for this Warrant shall cease for any purpose.

9.	Governing Law; Dispute Resolution

9.1	This Warrant shall be governed by and construed and enforced in accordance with the laws of Hong Kong.

9.2	Jurisdiction of Hong Kong courts

(a)	Subject to subsection (b) below, the courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with the Warrant (including a dispute regarding the existence, validity or termination of the Warrant).

(b)	This Condition 9.2 is for the benefit of both the Holder and the Company. As a result, the Holder shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Investor may take concurrent proceedings in any number of jurisdictions.

9.3	Waiver of immunity. The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or;

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

10.	Notices

Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery to the party to be notified; (ii) when sent by electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; or (iii) seven Business Days after deposit with an internationally recognized courier with written verification of receipt, at the respective addresses of the parties as set forth below:

To Company:

Address: 11/F, COFCO Tower, 262 Gloucester Road, Causeway Bay, Hong Kong

Tel.: 2559 9438

Attention: Company Secretary

Email: kwokp@earthasia.com.hk

To Holder:

Address: [3443 Bathurst Street, Unit 502, Toronto, Ontario, M6A 2C3 Canada]

Attention: [David Subotic]

Email: [operations@lexinterinternational.com]

or to such other address or to the attention of such other person specified by prior notice to the Company.

[EXECUTION PAGE TO FOLLOW]

Execution Version
THE COMMON SEAL of	)
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Earthasia International Holdings Ltd.	)
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泛亞環境國際控股有限公司	)
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was hereunto affixed	)
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in the presence of:	)
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Name:

Title: Director

Witness Signature:

Name:

Address:

Occupation:

Warrant Execution Page

Execution Version

EXHIBIT A

Form of Election to Purchase Shares

[To Be Executed upon Exercise of Warrant]

TO:

Earthasia International Holdings Ltd.

泛亞環境國際控股有限公司

(“Company”)

Reference is made to Ordinary Share Purchase Warrant issued by the Company dated [*] (the “Warrant”).

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant, to purchase ________ Shares (“Exercised Shares”).

Method of Exercise (Please initial the applicable blank square brackets)

[    ] The undersigned elects to exercise the Warrant pursuant to Condition 2.1 of the Warrant[, and herewith tenders payment for the Exercised Shares to the order of ______________ in the amount of US$_______________ in accordance with the terms hereof.]

The undersigned requests that a certificate for the Warrant Shares be registered in the name of ________________________, whose address is _______________________________ and that such shares be delivered to __________________________________ whose address is __________________________________. If the number of Exercised Shares is less than all of the Shares purchasable under the Warrant, the undersigned requests that a new Warrant representing the remaining balance of such Shares be registered in the name of_________________________, whose address is ________________________________, and that such Warrant be delivered to _______________________________, whose address is ___________________________.

Signed on behalf of the Holder by:

Name:

Title:

Signature:

Exhibit A

Execution Version

EXHIBIT B

ASSIGNMENT FORM

[To be signed only upon transfer of Warrant]

I or we assign and transfer this Warrant to

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

(Print or type assignee's name and address)

Date: ______________________________

Signature on behalf of Holder by:

Name:

Title:

Signature:

Exhibit B